Exhibit 4.1

NOTES AND WARRANTS PURCHASE AGREEMENT

This Notes and Warrants Purchase Agreement (this “Agreement”) is made and entered into as of April 10, 2012, by and among ChinaCast Education Corporation, a Delaware corporation (the “Company”), Fir Tree Value Master Fund, L.P. (“Fir Tree Value”), Fir Tree Capital Opportunity Master Fund, L.P. (“Fir Tree Capital” and, collectively with Fir Tree Value, “Fir Tree”), Lake Union Capital Fund, LP (“Lake Union Capital”), Lake Union Capital TE Fund, LP (“Lake Union Capital TE”), MRMP Managers LLC (“MRMP”), Harkness Trust (“Harkness”), Ashford Capital Partners, L.P. (“Ashford”), Anvil Investment Associates, L.P. (“Anvil”) and Columbia Pacific Opportunity Fund, L.P. (“Col-Pac”) (each of Fir Tree Capital, Fir Tree Value, Lake Union Capital, Lake Union Capital TE, MRMP, Harkness, Ashford, Anvil and Col-Pac, individually, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company is seeking financing from the Purchasers for the purposes set out in a mutually agreed upon schedule of proceeds.

WHEREAS, the Company and each Purchaser is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

WHEREAS, the Company has authorized certain promissory notes of the Company, in substantially the form attached hereto as Exhibit A (each, a “Note,” and collectively, the “Notes”).

WHEREAS, each Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate principal amount of Notes, set forth opposite such Purchaser’s name in the Schedule of Purchasers attached hereto.

WHEREAS, in consideration for the Notes, the Company shall, as soon as practicable after the date hereof, issue to each Purchaser certain warrants (the "Warrants") convertible into shares of the Company's common stock (the "Common Stock") pursuant to the terms of this Agreement. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares.”

WHEREAS, the Notes, the Warrants and the Warrant Shares collectively are referred to herein as “Securities”.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

article 1

Purchase and Sale; Closing

Section 1.1           Sale and Purchase. Subject to the terms and conditions of this Agreement, the Company hereby sells, transfers and assigns to each Purchaser the aggregate principal amount of the Note set opposite such Purchaser’s name in the Schedule of Purchasers hereof and each Purchaser hereby purchases from the Company the aggregate principal amount of the Note set opposite such Purchaser’s name in the Schedule of Purchasers hereof.

Section 1.2           Purchase Price. At the Closing (as hereinafter defined), each Purchaser shall pay to the Company the U.S. dollar amount set opposite such Purchaser’s name in the Schedule of Purchasers hereof by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Company to each Purchaser prior to the Closing; provided, however, payment shall be made subject to the disbursement mechanics set forth in Section 5 of the Agreement.

Section 1.3           The Closing. The closing (the “Closing”) of the purchase and sale of the Notes shall occur concurrently with the execution and delivery of this Agreement. The Closing shall take place remotely via the exchange of documents and signatures or at such location as may be mutually acceptable by the parties.

Section 1.4           Securities Act Exemption. The sale of the Securities to the Purchasers will be made without registration under the 1933 Act, in reliance upon the exemption afforded by Section 4(2) of the 1933 Act or pursuant to other available exemptions from the registration requirements of the 1933 Act and in reliance on similar exemptions under state securities or “blue sky” laws.

Section 1.5           Other Agreements. Concurrently with or immediately following the Closing, each of the Company and the Purchasers shall execute and deliver the Note(s) to which it is party. The Notes and this Agreement collectively are referred to herein as the “Transaction Documents”.

article 2
Representations and Warranties of the Purchasers

Each Purchaser hereby severally makes the following representations and warranties, each of which is true and correct on the date hereof.

Section 2.1           Existence and Power. The Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

Section 2.2           No Conflict. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of the transactions contemplated hereby, do not and will not (i) constitute a default or violation under the organizational and/or management documents of the Purchaser, or (ii) conflict with or violate any laws, judgments, orders or decrees applicable to the Purchaser or by which its properties or assets are bound, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” shall mean, in respect of a party, a material adverse effect on the business, condition (financial or otherwise), properties or results of operations of such party, or an event, change or occurrence that would materially and adversely affect the ability of such party to perform its obligations under the Transaction Documents to which it may be a party.

Section 2.3           Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

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Section 2.4           No Public Sale or Distribution.  Such Purchaser is (i) acquiring the Note, (ii) the Warrants and (iii) upon exercise of Warrants will acquire the Warrant Shares issuable upon exercise of the Warrants, in each case, for its own account (or in connection with, or pursuant to, one or more participation agreements by such Purchaser with, and for the benefit of, one or more funds or managed accounts that are “accredited investors” (as defined in Rule 501(a) of Regulation D) that are managed by the investment manager of such Purchaser) and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.  Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

Section 2.5           Accredited Investor Status.  Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

Section 2.6           Reliance on Exemptions.  Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

Section 2.7           Information.  Such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Purchaser.  Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of and receive answers from the Company and to obtain any additional information which the Company possesses or can acquire without undue effort or expense, and all such questions have been answered to the satisfaction of such Purchaser.  Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Purchaser's right to rely on the Company's representations and warranties contained herein.  Such Purchaser understands that its investment in the Securities involves a high degree of risk.  Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

Section 2.8           No Governmental Review.  Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 2.9           Transfer or Resale.  Such Purchaser understands: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Purchaser shall have delivered to the Company an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Purchaser provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

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Section 2.10         Legends.  Such Purchaser understands that the certificates or other instruments representing the Note and the Warrants and, until such time as the resale of the Warrant Shares have been registered under the 1933 Act, the stock certificates representing the Warrant Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (C) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A, if applicable; provided, that such holder provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A, if applicable.

Section 2.11         General Solicitation.  Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

article 3
Representations and Warranties of the Company

The Company hereby makes the following representations and warranties, each of which is true and correct on the date hereof.

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Section 3.1           Existence and Power. The Company and each of the Subsidiaries (an entity shall be deemed to be a “Subsidiary” of another person if such person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or at least 50% of the outstanding equity or financial interests of such entity) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby.

Section 3.2           Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.3           Valid Issuance of the Securities. The Securities, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will constitute legal and binding obligations of the Company, be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement or the Note(s), applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser, and enforceable against the Company in accordance with their terms, except that such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity. The shares of the Company’s common stock issuable upon exercise of the Warrants have been duly reserved for issuance, and upon issuance in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser.

Section 3.4           No General Solicitation.  Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

Section 3.5           No Integrated Offering.  None of the Company, its Subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the 1933 Act, whether through integration with prior offerings or otherwise.

article 4

Covenants of the Company

Section 4.1           Use of Proceeds.  The Company shall use the proceeds from the sale of the Securities for the purposes set out in a mutually agreed upon schedule of proceeds.

Section 4.2           Warrants. The Company shall, as soon as practicable after the date hereof, issue to each Purchaser the number of Warrants set forth next to their respective names on the Schedule of Purchasers attached hereto, each of which (a) shall be convertible into one share of the Company's Common Stock at an exercise price of $4.00 per share (which exercise price shall not be subject to any adjustment mechanism), (b) expire on the fifth anniversary of issuance and (c) include anti-dilution protections for ordinary stock splits, stock dividends and recapitalizations.

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Section 4.3           Registration Rights.

(a)          The Company and Fir Tree shall, as soon as practicable after the date hereof, enter into a registration rights agreement (the “New Fir Tree Registration Rights Agreement”) on substantially the same terms as the Registration Rights Agreement between the Company and Fir Tree, dated as of November 23, 2009 (the “Old Registration Rights Agreement”), with the exception that: (a) (i) the demand registration rights set forth in Section 2.1.1 of the Old Registration Rights Agreement shall commence instead on August 1, 2012; (ii) the piggy-back registration rights set forth in Section 2.2.1 of the Old Registration Rights Agreement shall commence instead on September 1, 2012; and (iii) the first sentence of the defined term “Registrable Securities” under the Old Registration Rights Agreement shall be defined to mean the 6,452,423 shares of Common Stock held by Fir Tree as of the date hereof and the Warrants and the Warrants Shares to be issued to Fir Tree under this Purchase Agreement and (b) the New Fir Tree Registration Rights Agreement shall include such other changes as to be agreed upon by the parties thereto. The Old Registration Rights Agreement (including any and all rights and obligations thereunder) shall be terminated by the Company and Fir Tree concurrently with the execution of the New Fir Tree Registration Rights Agreement and any and all existing breaches or violations thereof shall thereby be waived by the Company and Fir Tree.

(b)           The Company and the Purchasers, other than Fir Tree, shall, as soon as practicable after the date hereof, enter into a registration rights agreement (the “New Piggy-Back Registration Rights Agreement”) which will provide such Purchasers with the same piggy-back registration rights as shall be provided to Fir Tree under the New Fir Tree Registration Rights Agreement. Notwithstanding anything to the contrary in the foregoing, (a) the New Fir Tree Registration Rights Agreement and the New Piggy-Back Registration Rights Agreement may be contained in one and the same document and (b) in no event shall the Purchasers other than Fir Tree be entitled to any demand registration rights under any such registration rights agreement or the provisions of this Section 4.3.

Section 4.4           Information Rights. So long as the Notes are outstanding, any Purchaser holding the Notes shall have the right to receive (i) a weekly report detailing the use of the proceeds from the Notes issued pursuant to this Agreement and (ii) any other information that the Purchasers may reasonably request.

article 5
Disbursement Mechanics

Section 5.1           Commitment. As provided in Section 1.2 of this Agreement, each of the Purchasers shall make available to the Company an advance (each, an “Advance”) on the date of the Purchase Agreement in the principal amount stated on the Schedule of Purchasers.

Section 5.2           Subsequent Advance. After May 25, 2012 and prior to the earlier of (i) the Maturity Date and (ii) the first date on which the Notes together with all accrued interest have been repaid in full, the Company may deliver to the Purchasers a written notice (the “Borrowing Notice”) (a) setting out that no Default (as defined under the Notes) has occurred and is continuing; and (b) requesting a subsequent advance from each of the Purchasers of up to the same amount funded by each such Purchaser in its initial Advance at Closing (each, a “Subsequent Advance”). The Borrowing Notice shall be deemed to repeat the Company's representations and warranties in Section 5 of the Notes as of the date of such Borrowing Notice. Upon receipt of the Borrowing Notice, each of the Purchasers, in its sole discretion, may make available to the Company its Subsequent Advance in immediately available funds. For the avoidance of doubt, any Subsequent Advance shall be considered an increase in the principal amount of the Notes held by such Purchaser commencing on the date such Subsequent Advance is made available and the Company shall issue the relevant Purchaser in accordance with this Agreement one Warrant for every two dollars of such Subsequent Advance.

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article 6
Miscellaneous Provisions

Section 6.1           Public Disclosure. The parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable efforts to agree on any press release, filing with the SEC or public statement with respect to this Agreement and the transactions contemplated hereby and under the other Transaction Documents, and will not issue any such press release or make any filings with the SEC or any public statement prior to such consultation and (to the extent practical) agreement, except as may be required by law or by rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any public disclosure.

Section 6.2           Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid):

(a)          if to a Purchaser, to its address and fascimile number set fort on the Schedule of Purchasers, with copies to such Purchaser’s representatives as set forth on the Schedule of Purchasers.

(b)          if to the Company, at its address, as follows:

ChinaCast Education Corporation

Unit 1005, Golden Tower B2

No. 82 Dongsihuanzhong Rd, Chaoyang

Beijing 100124 China

Attention: Doug Woodrum

Fax: +(86) 10 8751 0788

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson

9th Floor, Gloucester Tower, The Landmark,

15 Queen’s Road Central

Hong Kong

Attention: Doug Freeman

Fax: +(852) 3760 3611

A party may by notice to the other parties designate additional or different addresses for subsequent notices or communications. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

Section 6.3           Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

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Section 6.4           Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 6.5           Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 6.6           Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The parties hereto agree that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

Section 6.7           No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 6.8           Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 6.9           Word Meanings. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 6.10         No Broker. No party hereto has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which it shall be solely responsible.

Section 6.11         Further Assurances. The Purchasers and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as a party hereto may reasonably request in connection with the transactions contemplated by this Agreement.

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Section 6.12         Costs and Expenses. The Purchasers and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 6.13         Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.14         Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASERS:

Fir Tree Value Master Fund, L.P.

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

Fir Tree Capital Opportunity Master Fund, L.P.

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

Lake Union Capital Fund, LP

By:	/s/ Michael Self
Name:	Michael Self
Title:	Managing Member of the General Partner

Lake Union Capital TE Fund, LP

By:	/s/ Michael Self
Name:	Michael Self
Title:	Managing Member of the General Partner

MRMP Managers LLC

By:	/s/ Ned L. Sherwood
Name:	Ned L. Sherwood
Title:	Investment Manager

Harkness Trust

By:	/s/ Theodore H. Ashford
Name:	Theodore H. Ashford
Title:	Trustee

Ashford Capital Management, Inc. w/discretion f.b.o.
Ashford Capital Partners, L.P.

By:	/s/ Theodore H. Ashford III
Name:	Theodore H. Ashford III
Title:	C.E.O., President & C.I.O., Ashford Capital
Management Inc.

Signature Page to Note Purchase Agreement

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Ashford Capital Management, Inc. w/discretion f.b.o.
Anvil Investment Associates, L.P.

By:	/s/ Theodore H. Ashford III
Name:	Theodore H. Ashford III
Title:	C.E.O., President & C.I.O., Ashford Capital
Management Inc.

Columbia Pacific Opportunity Fund, L.P.

By:	/s/ Alex Washburn
Name:	Alex Washburn
Title:	Managing Partner

[Signature pages continued on next page.]

Signature Page to Note Purchase Agreement

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ChinaCast Education Corporation

By:	/s/ Derek Fang
Name:	Derek Fang
Title:	Chief Executive Officer

Signature Page to Note Purchase Agreement

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SCHEDULE OF PURCHASERS

Purchaser	Principal Amount of Note	Purchase Price	Number of Warrants	Notice Address

Fir Tree Value Master Fund, L.P.	$406,668.00	$406,668.00	203,334
Fir Tree Capital Opportunity Master Fund, L.P.	$77,263.50	$77,263.50	38,632
Lake Union Capital Fund, LP	$141,026.00	$141,026.00	70,513
Lake Union Capital TE Fund, LP	$8,974.00	$8,974.00	4,487
MRMP Managers LLC	$60,000.00	$60,000.00	30,000
Harkness Trust	$8,750.00	$8,750.00	4,375
Ashford Capital Partners, L.P.	$188,500.00	$188,500.00	94,250
Anvil Investment Associates, L.P.	$80,000.00	$80,000.00	40,000
Columbia Pacific Opportunity Fund, L.P.	$125,000.00	$125,000.00	62,500
Total:	$1,096,181.50	$1,096,181.50	548,091

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EXHIBIT A

FORM OF NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (B) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS OR (C) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, CHINACAST EDUCATION CORPORATION, a Delaware entity (the "Borrower"), hereby unconditionally promises to pay to the order of [Name of Noteholder] or its assigns (the "Noteholder", and together with the Borrower, the "Parties"), the principal amount of [AMOUNT OF LOAN] (the "Loan"), together with all accrued interest thereon, as provided in this Promissory Note (the "Note").

This Note has been issued pursuant to the Notes and Warrants Purchase Agreement, dated as of April 10, 2012, by and among the Company, the Noteholder and the other parties thereto (the “Purchase Agreement”).

1.     Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

"Advance" means each disbursement made by the Noteholder to the Borrower pursuant to the Purchase Agreement.

"Applicable Rate" means the rate equal to twenty percent (20.0%) per annum.

"Borrower" has the meaning set forth in the introductory paragraph.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

"Debt" of the Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; and (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than the Borrower.

A-1

"Default" means any of the events specified in Section 7 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 7 would, unless cured or waived, become an Event of Default.

"Event of Default" has the meaning set forth in Section 7.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

"Law" as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

"Lien" means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest.

"Loan" has the meaning set forth in the introductory paragraph.

"Maturity Date" means the earlier of (a) April 10, 2013 and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 9.

"Note" has the meaning set forth in the introductory paragraph.

"Noteholder" has the meaning set forth in the introductory paragraph.

"Parties" has the meaning set forth in the introductory paragraph.

"Permitted Debt"  means Debt (a) existing or arising under this Note; (b) existing as of the date of this Note; (c) indebtedness of the Company in an amount not to exceed $5.0 million outstanding at any one time in the aggregate for the purposes permitted under Section 4.1 of the Purchase Agreement and upon the same terms as this Note; provided, however, if the terms of such indebtedness are materially more favorable than the terms of this Note, then the Noteholder shall be entitled to receive the same terms of such indebtedness with respect to this Note; and (d) indebtedness of the Company which is subordinated to this Note.

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"Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

2.    Final Payment Date; Optional Prepayments.

2.1       Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

2.2       Optional Prepayment. The Borrower may prepay the Loan prior to the Maturity Date in whole or in part at any time or from time to time by paying 102.5% of the principal amount to be prepaid together with accrued interest on the prepaid principal amount to the date of prepayment; provided, however, that if the Loan is repaid in full prior to the Maturity Date, the Borrower shall pay to the Noteholder an additional amount equal to the greater of (a) ten percent (10.0%) of the aggregate principal amount of the Loan minus the sum of (i) all interest paid thereon plus (ii) any prepayment penalties paid in accordance with the first clause of this sentence and (b) zero. No prepaid amount may be reborrowed.

3.    Interest.

3.1       Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

3.2       Interest Payment Dates. Interest shall be payable semi-annually in arrears to the Noteholder with the first interest payment due on October 10, 2012.

3.3       Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made, and shall not accrue on the Loan for the day on which it is paid.

3.4       Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

4.    Payment Mechanics.

4.1      Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM on the date on which such payment is due by cashier's check, certified check or by wire transfer of immediately available funds to the Noteholder's account at a bank specified by the Noteholder in writing to the Borrower from time to time.

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4.2      Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

4.3     Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

4.4     Evidence of Debt. The Noteholder is authorized to record on the grid attached hereto as Exhibit A the Loan made to the Borrower and each payment or prepayment thereof. The entries made by the Noteholder shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Noteholder to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan in accordance with the terms of this Note.

4.5     Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower's obligation to make such payment shall be reinstated as though such payment had not been made.

5.    Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

5.1      Power and Authority. The Borrower has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

5.2      Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. The Borrower has duly executed and delivered this Note.

5.3     No Conflict or Result in a Breach or Default. The execution, delivery and performance by the Borrower of this Note will not conflict with or result in a breach of or default under any Law to which the Borrower is subject or any material agreement to which the Borrower is a party.

6.     Limitation on Indebtedness. Until all amounts outstanding under this Note have been repaid in full, the Company shall not incur any Debt other than Permitted Debt.

7.     Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

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7.1    Failure to Pay. The Borrower fails to pay (a) any principal amount of the Loan when due or (b) interest or any other amount when due and such failure continues for 30 business days after written notice to the Borrower.

7.2    Bankruptcy.

(a)     the Borrower commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b)    there is commenced against the Borrower any case, proceeding or other action of a nature referred to in Section 7.2(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 90 days; or

(c)     there is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof.

7.3     Representation or Warranty Proves to be False. Any representation or warranty made by Borrower in connection with this Note shall prove to have been false in any material respect when made.

8.    Notice of Event of Default. Borrower covenants and agrees that until this Note is paid in full it will promptly after becoming aware of the occurrence of an Event of Default or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide each Noteholder with a certificate of the chief executive officer or chief financial officer of Borrower specifying the nature thereof and Borrower’s proposed response thereto.

9.    Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under applicable Law; provided, however that, if an Event of Default described in Section 7.2 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

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10.  Lost, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and upon delivery of an unsecured indemnity agreement from any Noteholder reasonably satisfactory to the Borrower, or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Borrower, the Borrower at its expense will execute and deliver to such Noteholder, in lieu thereof, a new Note of like tenor. Any Note in lieu of which any such new Note has been so executed and delivered by the Borrower shall thereafter be deemed to be not outstanding for any purpose.

11.  Miscellaneous.

11.1    Notices.

(a)     All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)      If to the Borrower:

ChinaCast Education Corporation

Unit 1005, Golden Tower B2

No. 82 Dongsihuanzhong Rd, Chaoyang

Beijing 100124 China

Attention: Doug Woodrum

Fax: +(86) 10 8751 0788

(ii)     If to the Noteholder:

[Address of Noteholder]

(b)      Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment).

11.2    Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

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11.3    Submission to Jurisdiction.

(a)     The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)     Nothing in this Section 11.3 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

11.4    Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 11.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.5    Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

11.6    Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

11.7    Successors and Assigns. This Note or any of the rights hereunder may not be assigned or transferred by the Noteholder to any Person without the prior written consent of the Borrower. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

11.8    Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

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11.9    Interpretation. For purposes of this Note (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

11.10    Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

11.11    Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

11.12    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.13    Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.14   Fees and Expense. The Borrower shall pay upon written demand all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by any Noteholder in enforcing its interests under this Note. Borrower agrees to indemnify each Noteholder and each of its respective directors, officers, trustees, employees and agents against, and to hold each of them harmless from, any actual losses, damages, claims, liabilities and related expenses arising out of, in any way connected with or as a result of the execution, delivery, enforcement, performance, or administration of this Note; provided that the foregoing indemnity shall not apply to any losses, damages, claims, liabilities or related expenses (A) to the extent they have resulted from the wilful misconduct, bad faith or gross negligence of any Noteholder or any director, officer, trustee, employee or agent of a Noteholder or (B) arising from a breach of the obligations of this Note by a Noteholder or any director, officer, trustee, employee or agent of a Noteholder.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Borrower has executed this Note as of April 10, 2012.

CHINACAST EDUCATION CORPORATION
By

Name:
Title:

By its acceptance of this Note, the
Noteholder acknowledges and agrees to be
bound by the provisions of this Note.

[Name of NOTEHOLDER]

By

Name:
Title:

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Exhibit A

Advances and Payments on the Loan

Date of Advance	Amount of Advance	Amount of Principal Paid	Unpaid Principal Amount of Note	Name of Person Making the Notation

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